Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

GTX, INC.

GTx, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), hereby certifies as follows:

A.	The name of the Corporation is GTx, Inc. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 4, 2003, as restated on February 6, 2004.

B.	This Certificate of Amendment to the Restated Certificate of Incorporation (the “Certificate of Amendment”) amends the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 6, 2004 (the “Prior Certificate”), and has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

C.	At 4:03 P.M. Eastern Time on the date of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, Article I of the Prior Certificate is hereby amended and restated to read in its entirety as follows:

“ARTICLE I

“The name of the corporation is Oncternal Therapeutics, Inc. (the “Corporation”).”

D.	The Certificate of Amendment of the Prior Certificate so adopted reads in full as set forth above and is hereby incorporated by reference. All other provisions of the Prior Certificate remain in full force and effect.

IN WITNESS WHEREOF, GTx, Inc. has caused this Certificate of Amendment to be signed by Henry Doggrell, a duly authorized officer of the Corporation, on June 7, 2019.

GTX, INC.

By:	/s/ Henry Doggrell
Name:	Henry Doggrell
Title:	Vice President, Chief Legal Officer and Secretary

[Signature Page to Amendment to Certificate of Incorporation]